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                                                                    EXHIBIT 99.1

[Input/Output, Inc. Logo]

PRESS RELEASE

               INPUT/OUTPUT ANNOUNCES NEW CHIEF EXECUTIVE OFFICER
         STRATEGIC INVESTMENT IN ENERGY VIRTUAL PARTNERS ALSO ANNOUNCED

Houston, Texas (March 31, 2003) ... Input/Output, Inc. (NYSE: IO) today announced that Robert P. Peebler has been appointed the Company's President and Chief Executive Officer effective March 31, 2003. Peebler has been a director of I/O since 1999.

         Peebler is leaving his positions as President and Chief Executive Officer of Energy Virtual Partners, Inc. ("EVP") which he founded in April 2001. Peebler will also become chairman of EVP. EVP provides asset management services to large oil and gas companies to enhance the value of their oil and gas properties.

         In addition, I/O announced that it will invest $3.0 million in Series B Preferred securities of Energy Virtual Partners. After consummation of this investment, I/O will own approximately 22% of the outstanding ownership interests of EVP and 11% of the outstanding voting interests of EVP. The closing of the investment, which is subject to customary closing conditions, is scheduled to occur in April 2003.

         Peebler has had a 30-year career in the oil and gas industry. He began as a field engineer and spent sixteen years with Schlumberger, where he held technical, marketing and management positions, including five years as Vice President of North America Wireline Operations, and two years as Global Vice President of Strategic Marketing for Oil Field Services. He joined Landmark Graphics as Vice President of Marketing in 1989, and was appointed Chief Executive Officer in 1992. Peebler continued as CEO for two years after Halliburton acquired Landmark in 1996, and later became Halliburton's VP of e-Business and New Ventures. He left Halliburton to launch EVP in 2001.

         According to James M. Lapeyre, Jr., Chairman of I/O's Board of Directors, "Bob has a proven history for recognizing and commercializing new technology in the exploration and production industry. In addition to its investment potential, our affiliation with EVP provides a vehicle for us to accelerate acceptance of VectorSeis(R) by demonstrating its value in exploitation and reservoir development markets."

         Peebler responds, "I/O has long held a reputation as an innovator in seismic technology. I look forward to continuing that tradition through the commercialization of VectorSeis which provides lower cost and higher quality digital multicomponent and 4D data on land, on the ocean bottom and in new and existing wells."

About Input/Output

Input/Output, Inc. is a major provider of seismic acquisition imaging technology for land, marine, transition zone exploration, production and reservoir monitoring. The Company specializes in technology that creates value for the energy industry in the areas of 2D, 3D, 4D and multi-component seismic data. Additional information on Input/Output, Inc. is available on the Internet at www.i-o.com, or contact us at ir@i-o.com.

The information included herein contains forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, including expectations regarding the closing of I/O's investment in Energy Virtual Partners. Actual results may vary fundamentally from those described in these forward-looking statements. All forward-looking statements reflect numerous assumptions and involve a number of risks and uncertainties. These risks and uncertainties include successful negotiation of the final terms of the investment and satisfaction of customary closing conditions. Additional risk factors which could affect actual results are disclosed by I/O from time to time in its filings with the Securities and Exchange Commission.

For further information contact:
Brad Eastman
Chief Administrative Officer, Input/Output
Tel: (281) 933-3339
Email: Brad.Eastman@i-o.com